Exhibit 99.1

Corporate Office
6625 West 78th Street
Suite 300
Minneapolis, MN 55439
Phone: 952-893-3200
Fax: 952-893-0704
www.uhs.com

CONTACT:                                                                               James Pekarek;

Executive Vice President and Chief Financial Officer

Universal Hospital Services, Inc.

(952) 607-3054

UNIVERSAL HOSPITAL SERVICES, INC. ANNOUNCES TRANSITION OF CHIEF EXECUTIVE OFFICER GARY BLACKFORD

Minneapolis, Minn. —(BUSINESS WIRE)— August 19, 2014 — Universal Hospital Services, Inc. (“UHS”), a leading provider of health care technology management and service solutions, today announced that Gary D. Blackford, chairman and chief executive officer (“CEO”), indicated his plans to transition from UHS after 12 years with the company.

“UHS is well positioned for the future with a strong executive leadership team in place. I believe now is the right time for a new CEO to take UHS forward as a leader in health care technology management and service solutions,” said Blackford.

Mr. Blackford expects to depart from UHS at the end of the year, allowing time for the Board of Directors to recruit a new CEO and ensure a smooth transition of leadership. The company will engage an executive search firm to assist in a national search for the replacement of this position.

“I want to thank our employees, customers and shareholders for their dedication and support over the years,” said Blackford. “It has been an honor to serve as the company’s CEO, and I am very excited about UHS’ future. I’m looking forward to a very productive last few months while helping transition a new leader into the company.”

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is a leading nationwide provider of health care technology management and service solutions to the health care industry. UHS owns or manages over 700,000 units of medical equipment for over 8,000 national, regional and local acute care hospitals and alternate site providers in all 50 states. For more than 75 years, UHS has delivered management and service solutions that help clients reduce costs, increase operating efficiencies, improve caregiver satisfaction and support optimal patient outcomes.

Universal Hospital Services, Inc.

6625 West 78th Street, Suite 300

Minneapolis, MN 55439

952-893-3200

www.uhs.com